EXHIBIT 107

CALCULATION OF FILING FEE

Form S-8

(Form Type)

Kopin Corporation

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)(2)	Proposed Maximum Offering Price Per Unit(3)	Maximum Aggregate Offering Price(3)	Fee Rate	Amount of Registration Fee

Equity	Common Stock, par value $0.01	457(c) and 457(h)	9,500,000	$0.86	$8,170,000.00	147.60 per $1,000,000	$1,205.89
Total Offering Amounts					$8,170,000.00		$1,205.89
Total Fee Offsets							$—
Net Fee Due							$1,205.89

(1)	Amount to be registered consists of 9,500,000 shares of common stock, par value $0.01 (“Common Stock”), of Kopin Corporation to be issued under the Kopin Corporation 2020 Equity Incentive Plan (the “Plan”), including additional shares that may become issuable in accordance with the adjustment and anti-dilution provisions of the Plan.

(2)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers any additional shares of Common Stock that may be offered or issued in respect of the shares identified in the above table by reason of stock splits, stock dividends or similar transactions.

(3)	Estimated solely for the purpose of determining the registration fee pursuant to Rules 457(c) and 457(h) under the Securities Act, based on the average of the high and low prices of the Common Stock as reported on the Nasdaq Capital Market on August 8, 2024.